EverBank Financial Corp Announces Third Quarter 2013 Financial Results

JACKSONVILLE, FL, October 31, 2013 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the third quarter ended September 30, 2013.
GAAP diluted earnings per share was $0.25, a 32% increase from $0.19 in the third quarter 2012 and a 29% decrease from $0.35 in the second quarter 2013. Adjusted diluted earnings per share was $0.26, a 13% decrease from $0.30 in the third quarter 2012 and a 7% decrease from $0.28 in the second quarter 2013.1
“We are pleased with the solid results for the quarter which were driven by continued strong earnings contribution from our core banking franchise. During the quarter, we also completed several significant strategic initiatives that position EverBank for continued growth and success," said Robert M. Clements, Chairman and Chief Executive Officer.
The Company also announced today a series of transactions designed to optimize its servicing business by partnering with Walter Investment Management Corp., and its subsidiary, Green Tree Servicing LLC ("GTS"), on the sale and subservicing of $20.3 billion of unpaid principal balance ("UPB") of higher delinquency profile servicing and the sale of its default servicing platform.
"We are excited about the opportunity to partner with Green Tree on this transaction. The servicing of loans with higher-delinquency profiles has become a specialized business and Green Tree has demonstrated a strong track record of success in this market," Clements continued.
Third Quarter 2013 Key Highlights

•	Tangible common equity per common share of $11.42 at September 30, 2013, an increase of 11% compared to the third quarter 2012.

•	Net income of $33 million, an increase of 49% compared to the third quarter of 2012.

•	Adjusted net income of $34 million, a decrease of 5% compared to the third quarter of 2012.

•	Revenue of $282 million, an increase of 26% compared to the third quarter of 2012.

•	Total organic asset generation of $3.1 billion, a decrease of 2% compared to the third quarter of 2012.

•	Realized $35 million mortgage servicing rights valuation recovery.

•	Return on equity ("ROE") was 8.7% and adjusted ROE was 9.0%.

•	Strong liquidity and capital position with bank tier 1 leverage ratio of 8.8% and bank total risked-based capital ratio of 14.5%.
Strategic Business Activities
The Company entered into a series of agreements with GTS on October 30, 2013 which will enable EverBank to position its mortgage servicing business toward prime performing mortgages as well as improve its operating efficiency. The transaction includes the following:

•	Sale of $13.4 billion of UPB of FNMA, FHLMC and private investor mortgage servicing rights. The sale is expected to close in the fourth quarter of 2013.

•
Sale of EverBank’s default servicing platform. GTS will assume lease obligations on approximately 86,000 square feet of space at EverBank Center in Jacksonville and acquire the fixed assets associated with the default platform. The sale is expected to close in the first quarter of 2014.

•
Entered into a subservicing partnership agreement with GTS to sub-service EverBank's Ginnie Mae and government loan servicing portfolio with a UPB of approximately $6.9 billion. The subservicing agreement will begin in the first quarter of 2014 concurrent with the sale of the default servicing platform.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

We expect the above transactions to positively impact the Company's future pre-tax income by $20 to $25 million. One time transaction costs are expected to be $10 to $15 million and recognized in the fourth quarter of 2013.
During the quarter, the Company also used excess cash to retire nearly $800 million in higher-cost wholesale borrowings which will increase net interest income and net interest margin in the future.
The above activities, combined with the exit from our wholesale broker mortgage business and our settlement with the OCC and Federal Reserve, position EverBank to better focus on our core clients and businesses.
"These initiatives will help to simplify our business and provide better visibility into the earnings power of our franchise. As a result of our strong capital and liquidity, we are well positioned for sustainable organic growth across our business channels," said W. Blake Wilson, President and Chief Operating Officer.

Balance Sheet
Loan Portfolio
Total portfolio loans held for investment ("HFI") were $12.6 billion at September 30, 2013, an increase of $2.5 billion, or 25%, year over year. Compared to the prior quarter, this represents a decrease of $0.3 billion, or 2%. Loans HFI for the third quarter 2013 were comprised of:

($ in millions)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
Residential loans	$4,624	$4,237	$4,127
Mortgage pool buyouts	2,075	2,349	2,680
Total residential	6,699	6,586	6,807

Commercial real estate	3,243	3,307	1,092
Lease financing receivables	1,093	1,015	742
Commercial	514	491	399
Total commercial finance & CRE	4,850	4,813	2,233

Warehouse finance	851	1,292	824
Other	163	176	193
Total HFI	$12,563	$12,867	$10,057

During the third quarter, residential loans HFI increased by 9% compared to the prior quarter to $4.6 billion, driven by continued growth in our high quality prime jumbo hybrid ARM portfolio. Our commercial lending and leasing platforms represented approximately 45% of loans HFI in the third quarter compared to approximately 30% a year ago. Continued growth in our commercial finance and leasing portfolios were offset by lower warehouse finance balances experienced at quarter end.
Loan Origination Activities
Organic asset generation totaled $3.1 billion and retained organic originations totaled $1.1 billion for the third quarter of 2013, a decrease of 19% and 3%, respectively, from the prior quarter. Total commercial loans and leases originated during the quarter were $352 million, including leases of $177 million and commercial real estate originations of $122 million. Year to date, commercial originations totaled $1.3 billion, including leases of $515 million and commercial real estate originations of $341 million.
Residential loan originations were $2.7 billion for the third quarter of 2013, a decrease of 17% compared to the prior quarter and an increase of 7% year over year. Excluding the impact of our previously announced wholesale broker channel exit, origination volume was $2.4 billion, a decrease of 13% compared to the prior quarter and an increase of 25% year over year. Origination volume from our retail channel was $1.0 billion in the third quarter, a decrease of 15% from the prior quarter and a 100% increase year over year. Purchase transactions represented 40% of total volumes and 66% of retail volumes, compared to 32% and 49%, respectively, in the prior quarter. HARP volume was approximately 28% of total volume during the quarter compared to 17% in the prior quarter.
Our gain on sale margin decreased by 48 basis points during the quarter to 1.68%. Agency conforming loan originations sold into the secondary market generated a gain on sale margin of 2.86% during the third quarter of 2013 compared to 3.53% in the prior quarter and 3.65% during the third quarter of 2012. While we maintain the flexibility and capability to best execute our nonagency originations according to market conditions, we expect the majority of future nonagency loans will be originated for our portfolio and loans held for sale will consist of GSE-eligible conventional loans.
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
Residential origination volume
Conventional loans	$1,933	$2,203	$2,126
Prime jumbo loans	767	1,048	405
	2,700	3,251	2,531
Commercial origination volume
Commercial real estate	122	157	97
Lease financing receivables	177	187	134
Warehouse finance	7	69	192
Commercial	46	114	156
	352	527	579
Total organic originations	$3,052	$3,778	$3,110
Deposits
Total deposits were $13.6 billion at September 30, 2013, flat quarter over quarter, as lower time deposit balances offset higher levels of noninterest-bearing deposits. Year over year, total deposits grew by $1.8 billion, or 15%, from $11.8 billion. Time deposits, excluding market-based deposits represented 22% of total deposits in the third quarter compared to 23% in the prior quarter. Business deposits grew 4% compared to the prior quarter and represented 13% of total deposits.
At September 30, 2013, our deposits were comprised of the following:

($ in millions)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
Noninterest-bearing demand	$1,366	$1,205	$1,475
Interest-bearing demand	2,999	3,082	2,424
Savings and money market accounts	5,186	5,153	4,311
Global market-based accounts	1,041	1,051	1,231
Time, excluding market-based	3,036	3,179	2,375
Total deposits	$13,628	$13,670	$11,816

Consumer deposits	11,864	11,974	10,278
Business deposits	1,764	1,696	1,538
Total deposits	$13,628	$13,670	$11,816
Total other borrowings were $1.9 billion at September 30, 2013, a decrease of 30% quarter over quarter. This decrease resulted from the early extinguishment of $0.8 billion of Federal Home Loan Bank advances.

Capital Strength
Total shareholders' equity was $1.6 billion at September 30, 2013, an increase of 3% quarter over quarter. The bank’s Tier 1 leverage ratio was 8.8% and total risk-based capital ratio was 14.5% at September 30, 2013. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our current estimate of the fully phased-in Basel III Tier 1 common capital ratio at September 30, 2013 is between 9.5% - 10.0%.

Credit Quality
Our adjusted non-performing assets were 1.01% of total assets at September 30, 2013, compared to 0.92% for the prior quarter and 1.29% at September 30, 2012. Net charge-offs during the third quarter of 2013 were $10 million, an increase of $6 million compared to the prior quarter. On an annualized basis, net charge-offs were 0.30% of total average loans and leases held for investment, compared to 0.12% for the prior quarter and 0.25% for the third quarter of 2012. The sequential increase in net charge-offs was driven by both higher charge-off and lower recovery levels related primarily to Bank of Florida loans and non-core commercial real estate loans.

Originated Loan Repurchase Activity
During the third quarter of 2013, we experienced net realized losses on loan repurchases of $2.2 million and recorded a net recovery of provision of $0.7 million for repurchase obligations on loans sold or securitized. Our reserve declined from $22 million in the second quarter of 2013 to $19 million in the third quarter of 2013. We continue to be well reserved with approximately 5 quarters of coverage based on the average quarterly loss rate over the trailing four quarters.

Income Statement Highlights
Revenue
Revenue for the third quarter of 2013 was $282 million, a decrease of $6 million, or 2%, from $288 million in the second quarter of 2013. The decline was driven by lower gain on sale of loans income and lower interest income, offset by higher other income and net servicing income in addition to lower interest expense.
Net Interest Income
For the third quarter of 2013, net interest income was $139 million, a decrease of $2 million, or 2%, compared to the prior quarter. This decrease was attributed to lower interest income driven primarily by lower loans HFS and investment securities average balances. Offsetting these were higher commercial average yields and balances, as well as lower interest expense driven by a decline in total deposit cost resulting from lower yields introduced in June 2013.
Core net interest margin, which is net interest margin excluding the impact of Tygris excess accretion, decreased to 3.17% for the third quarter of 2013 from 3.21% in the second quarter of 2013.
Noninterest Income
Noninterest income for the third quarter of 2013 was $144 million, a decrease of $3 million, or 2%, compared to the prior quarter. This decrease was driven by a $24 million decline in gain on sale of loans income, offset by a $12 million increase in net loan servicing income and an $8 million increase in other income.
Noninterest Expense
Noninterest expense for the third quarter of 2013 increased by $12 million, or 6%, to $226 million from $214 million in the prior quarter. Adjusted for consent order expense of $32 million and non-recurring restructuring cost of $5 million, noninterest expense was $188 million in the quarter, a decrease of 3% compared to $194 million in the second quarter. General and administrative expense, excluding credit-related and consent order expense, increased $5 million, or 13%, from the second quarter due to a $6 million increase in other expense. Salaries, commissions and employee benefits decreased by $7 million, or 6%, due to lower variable costs related to origination activity levels.
Income Tax Expense
Our effective tax rate for the second and third quarter of 2013 was 38%, compared to 37% for the third quarter of 2012.

Segment Analysis for the Third Quarter of 2013

•	Banking and Wealth Management pre-tax income was $90 million, a 1% increase compared to the prior quarter driven by a 7% reduction in noninterest expense.

•	Mortgage Banking had a pre-tax loss of $14 million compared to pre-tax income of $10 million in the prior quarter, driven by lower noninterest income and higher noninterest expense.

•	Corporate Services had a pre-tax loss of $23 million, a 9% decrease compared to the prior quarter driven by lower noninterest expense.

Dividends
On October 22, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on November 22, 2013, to stockholders of record as of November 12, 2013. Also on October 22, 2013, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on January 6, 2014, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of December 20, 2013.

Subsequent Event
In October 2013, EverBank, along with other mortgage servicers, received a letter from the OCC requesting, in connection with the April 2011 consent order, that EverBank provide the OCC with an action plan to identify errors and provide remediation to borrowers serviced by EverBank for the period from January 1, 2011 through the present day, that may have been harmed by the same errors identified in the Independent Foreclosure Review. EverBank is presently preparing its action plan for OCC review and will submit that action plan in November 2013. At the present time, the Company is unable to estimate any liability that may result from the action plan.

Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, October 31, 2013 to discuss its third quarter 2013 results. The dial-in number for the conference call is 1-866-652-5200 and the international dial-in number is 1-412-317-6060, passcode is 10035214. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.

About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $17.6 billion in assets and $13.6 billion in deposits as of September 30, 2013. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact                                                    Investor Relations
Michael Cosgrove                                                877.755.6722
904.623.2029                                                   Investor.Relations@EverBank.com
Michael.Cosgrove@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	September 30, 2013	December 31, 2012
Assets
Cash and due from banks	$109,471	$175,400
Interest-bearing deposits in banks	978,464	268,514
Total cash and cash equivalents	1,087,935	443,914
Investment securities:
Available for sale, at fair value	1,205,340	1,619,878
Held to maturity (fair value of $108,269 and $146,709 as of September 30, 2013 and December 31, 2012, respectively)	109,245	143,234
Other investments	106,450	158,172
Total investment securities	1,421,035	1,921,284
Loans held for sale (includes $1,047,086 and $1,452,236 carried at fair value as of September 30, 2013 and December 31, 2012, respectively)	1,059,947	2,088,046
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	12,562,967	12,505,089
Allowance for loan and lease losses	(66,991)	(82,102)
Total loans and leases held for investment, net	12,495,976	12,422,987
Equipment under operating leases, net	34,918	50,040
Mortgage servicing rights (MSR), net	501,494	375,859
Deferred income taxes, net	92,253	170,877
Premises and equipment, net	67,282	66,806
Other assets	851,249	703,065
Total Assets	$17,612,089	$18,242,878
Liabilities
Deposits:
Noninterest-bearing	$1,365,655	$1,445,783
Interest-bearing	12,262,021	11,696,605
Total deposits	13,627,676	13,142,388
Other borrowings	1,872,700	3,173,021
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	405,050	372,543
Total Liabilities	16,009,176	16,791,702
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share;10,000,000 shares authorized; 6,000 issued and outstanding at September 30, 2013 and December 31, 2012)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 122,544,510 and 120,987,955 issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	1,225	1,210
Additional paid-in capital	830,758	811,085
Retained earnings	677,809	575,665
Accumulated other comprehensive income (loss) (AOCI)	(56,879)	(86,784)
Total Shareholders’ Equity	1,602,913	1,451,176
Total Liabilities and Shareholders’ Equity	$17,612,089	$18,242,878

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest Income
Interest and fees on loans and leases	$170,110	$140,230	$516,619	$400,824
Interest and dividends on investment securities	13,376	20,879	44,439	62,127
Other interest income	493	152	1,108	338
Total Interest Income	183,979	161,261	562,166	463,289
Interest Expense
Deposits	24,437	22,491	77,827	63,884
Other borrowings	20,686	12,576	60,450	32,604
Total Interest Expense	45,123	35,067	138,277	96,488
Net Interest Income	138,856	126,194	423,889	366,801
Provision for Loan and Lease Losses	3,068	4,359	5,016	21,471
Net Interest Income after Provision for Loan and Lease Losses	135,788	121,835	418,873	345,330
Noninterest Income
Loan servicing fee income	50,713	42,341	140,068	130,380
Amortization of mortgage servicing rights	(30,438)	(36,292)	(101,461)	(99,773)
Recovery (impairment) of mortgage servicing rights	35,132	(18,229)	80,259	(63,508)
Net loan servicing income	55,407	(12,180)	118,866	(32,901)
Gain on sale of loans	51,397	85,748	209,545	203,851
Loan production revenue	10,514	10,528	30,066	27,817
Deposit fee income	4,952	4,671	15,167	16,738
Other lease income	6,506	7,103	19,388	24,588
Other	14,793	1,429	30,650	4,522
Total Noninterest Income	143,569	97,299	423,682	244,615
Noninterest Expense
Salaries, commissions and other employee benefits expense	111,144	85,399	340,080	228,266
Equipment expense	20,609	17,574	61,168	50,411
Occupancy expense	8,675	6,619	23,606	17,985
General and administrative expense	85,268	74,377	226,198	221,911
Total Noninterest Expense	225,696	183,969	651,052	518,573
Income before Provision for Income Taxes	53,661	35,165	191,503	71,372
Provision for Income Taxes	20,511	12,987	73,214	26,176
Net Income	$33,150	$22,178	$118,289	$45,196
Less: Net Income Allocated to Preferred Stock	(2,532)	—	(7,594)	(8,564)
Net Income Allocated to Common Shareholders	$30,618	$22,178	$110,695	$36,632
Basic Earnings Per Common Share	$0.25	$0.19	$0.91	$0.37
Diluted Earnings Per Common Share	$0.25	$0.19	$0.89	$0.37
Dividends Declared Per Common Share	$0.03	$0.02	$0.07	$0.02

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Return on Equity, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Adjusted Tangible Common Shareholders’ Equity, and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Net income	$33,150	$45,993	$39,146	$28,846	$22,178
Transaction expense, net of tax	—	—	—	903	1,268
Non-recurring regulatory related expense, net of tax	20,203	12,042	11,425	9,564	1,326
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(439)	(538)	950	486	111
Adoption of TDR guidance and policy change, net of tax	—	—	—	3,709	—
MSR impairment (recovery), net of tax	(21,783)	(20,194)	(7,784)	—	11,302
Restructuring expense, net of tax	3,242	—	—	—	—
Adjusted net income	$34,373	$37,303	$43,737	$43,508	$36,185
Adjusted net income allocated to preferred stock	2,532	2,531	2,531	1,491	—
Adjusted net income allocated to common shareholders	$31,841	$34,772	$41,206	$42,017	$36,185
Adjusted net earnings per common share, basic	$0.26	$0.28	$0.34	$0.35	$0.31
Adjusted net earnings per common share, diluted	$0.26	$0.28	$0.33	$0.34	$0.30
Weighted average common shares outstanding:
(units in thousands)
Basic	122,509	122,281	121,583	120,773	118,038
Diluted	124,124	124,034	123,439	122,807	119,591

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Adjusted Tangible Common Equity and Tangible Assets
	(dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
	Shareholders’ equity	$1,602,913	$1,549,383	$1,504,442	$1,451,176	$1,258,022
	Less:
	Goodwill	46,859	46,859	46,859	46,859	10,238
	Intangible assets	6,340	6,867	7,394	7,921	6,348
	Tangible equity	1,549,714	1,495,657	1,450,189	1,396,396	1,241,436
	Less:
	Perpetual preferred stock	150,000	150,000	150,000	150,000	—
	Tangible common equity	1,399,714	1,345,657	1,300,189	1,246,396	1,241,436
	Less:
	Accumulated other comprehensive loss	(56,879)	(80,389)	(80,324)	(86,784)	(106,731)
	Adjusted tangible common equity	$1,456,593	$1,426,046	$1,380,513	$1,333,180	$1,348,167

	Total assets	$17,612,089	$18,362,872	$18,306,488	$18,242,878	$16,509,440
	Less:
	Goodwill	46,859	46,859	46,859	46,859	10,238
	Intangible assets	6,340	6,867	7,394	7,921	6,348
	Tangible assets	$17,558,890	$18,309,146	$18,252,235	$18,188,098	$16,492,854

	Regulatory Capital (bank level)
	(dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
	Shareholders’ equity	$1,648,152	$1,598,419	$1,560,001	$1,518,934	$1,339,669
Less:	Goodwill and other intangibles	(51,436)	(51,807)	(52,089)	(54,780)	(16,586)
	Disallowed servicing asset	(39,658)	(36,182)	(31,585)	(32,378)	(33,366)
	Disallowed deferred tax asset	(64,462)	(65,406)	(66,351)	(67,296)	(69,412)
Add:	Accumulated losses on securities and cash flow hedges	54,392	78,181	77,073	83,477	103,238
	Tier 1 capital	1,546,988	1,523,205	1,487,049	1,447,957	1,323,543
Add:	Allowance for loan and lease losses	66,991	73,469	77,067	82,102	76,469
	Total regulatory capital	$1,613,979	$1,596,674	$1,564,116	$1,530,059	$1,400,012

	Adjusted total assets	$17,510,528	$18,287,359	$18,234,886	$18,141,856	$16,488,067
	Risk-weighted assets	11,120,048	11,656,698	11,406,725	11,339,415	8,701,164

EverBank Financial Corp and Subsidiaries
Non-Performing Assets(1)
(dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Non-accrual loans and leases:
Residential mortgages	$60,066	$64,230	$69,876	$73,752	$75,355
Commercial and commercial real estate	76,662	60,636	63,924	76,289	85,306
Lease financing receivables	4,171	2,601	2,791	2,010	2,018
Home equity lines	4,164	4,368	4,513	4,246	4,492
Consumer and credit card	15	243	364	332	479
Total non-accrual loans and leases	145,078	132,078	141,468	156,629	167,650
Accruing loans 90 days or more past due	—	—	—	—	1,973
Total non-performing loans (NPL)	145,078	132,078	141,468	156,629	169,623
Other real estate owned (OREO)	32,108	36,528	39,576	40,492	43,612
Total non-performing assets (NPA)	177,186	168,606	181,044	197,121	213,235
Troubled debt restructurings (TDR) less than 90 days past due	79,664	82,236	88,888	90,094	82,030
Total NPA and TDR(1)	$256,850	$250,842	$269,932	$287,215	$295,265

Total NPA and TDR	$256,850	$250,842	$269,932	$287,215	$295,265
Government-insured 90 days or more past due still accruing	1,147,795	1,405,848	1,547,995	1,729,877	1,684,550
Loans accounted for under ASC 310-30:
90 days or more past due	45,104	54,054	67,630	79,984	117,506
OREO	21,240	21,194	22,955	16,528	18,557
Total regulatory NPA and TDR	$1,470,989	$1,731,938	$1,908,512	$2,113,604	$2,115,878
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	1.07%	0.89%	0.97%	1.08%	1.49%
NPA to total assets	1.01%	0.92%	0.99%	1.08%	1.29%
NPA and TDR to total assets	1.46%	1.37%	1.47%	1.57%	1.79%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	9.87%	10.76%	12.04%	13.55%	17.32%
NPA to total assets	7.90%	8.98%	9.94%	11.09%	12.32%
NPA and TDR to total assets	8.35%	9.43%	10.43%	11.59%	12.82%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended September 30, 2013
Net interest income	$125,545	$14,889	$(1,578)	$—	$138,856
Provision for loan and lease losses	1,216	1,852	—	—	3,068
Net interest income after provision for loan and lease losses	124,329	13,037	(1,578)	—	135,788
Noninterest income	32,937	110,479	153	—	143,569
Noninterest expense:
Foreclosure and OREO expense	6,354	1,870	—	—	8,224
Other credit-related expenses	533	3,099	—	—	3,632
All other noninterest expense	60,341	132,312	21,187	—	213,840
Income (loss) before income tax	90,038	(13,765)	(22,612)	—	53,661
Adjustment items (pre-tax):
Decrease in Bank of Florida non-accretable discount	(708)	—	—	—	(708)
MSR impairment (recovery)	—	(35,132)	—	—	(35,132)
Restructuring expense	1,901	2,527	799	—	5,227
Transaction and non-recurring regulatory related expense	—	32,437	148	—	32,585
Adjusted income (loss) before income tax	91,231	(13,933)	(21,665)	—	55,633
Total assets as of September 30, 2013	15,502,004	2,106,162	213,745	(209,822)	17,612,089

Three Months Ended June 30, 2013
Net interest income	$127,072	$15,719	$(1,574)	$—	$141,217
Provision for loan and lease losses	(1,320)	1,349	—	—	29
Net interest income after provision for loan and lease losses	128,392	14,370	(1,574)	—	141,188
Noninterest income	32,654	113,901	249	—	146,804
Noninterest expense:
Foreclosure and OREO expense	6,577	3,037	—	—	9,614
Other credit-related expenses	1,238	612	—	—	1,850
All other noninterest expense	64,155	114,275	23,646	—	202,076
Income (loss) before income tax	89,076	10,347	(24,971)	—	74,452
Adjustment items (pre-tax):
Decrease in Bank of Florida non-accretable discount	(867)	—	—	—	(867)
MSR impairment (recovery)	—	(32,572)	—	—	(32,572)
Transaction and non-recurring regulatory related expense	—	18,012	1,410	—	19,422
Adjusted income (loss) before income tax	88,209	(4,213)	(23,561)	—	60,435
Total assets as of June 30, 2013	15,588,567	2,805,876	194,395	(225,966)	18,362,872

Three Months Ended September 30, 2012
Net interest income	$114,587	$13,105	$(1,498)	$—	$126,194
Provision for loan and lease losses	3,547	812	—	—	4,359
Net interest income after provision for loan and lease losses	111,040	12,293	(1,498)	—	121,835
Noninterest income	20,608	76,693	(2)	—	97,299
Noninterest expense:
Foreclosure and OREO expense	17,463	2,176	—	—	19,639
Other credit-related expenses	1,879	3,544	2	—	5,425
All other noninterest expense	60,526	65,900	32,479	—	158,905
Income (loss) before income tax	51,780	17,366	(33,981)	—	35,165
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	178	—	—	—	178
MSR impairment (recovery)	—	18,229	—	—	18,229
Transaction and non-recurring regulatory related expense	—	1,657	2,527	—	4,184
Adjusted income (loss) before income tax	51,958	37,252	(31,454)	—	57,756
Total assets as of September 30, 2012	14,696,893	1,838,964	129,141	(155,558)	16,509,440